Britton & Koontz Capital Corporation

500 Main Street
P O Box 1407
Natchez, MS  39121

601-445-5576
601-445-2488  Fax

http://www.bkbank.com
corporate@bkbank.com




FOR IMMEDIATE RELEASE:           FOR MORE INFORMATION:
---------------------            ---------------------
May 17, 2000                     W. Page Ogden, President & CEO
for (Nasdaq/Symbol BKBK)         Bazile R. Lanneau, Jr., Vice President & CFO





                 BRITTON & KOONTZ DECLARES SEMI-ANNUAL DIVIDEND

         Natchez, Mississippi-- Britton & Koontz Capital Corporation declared a semi-annual dividend of $.30 per share payable June 15, 2000, to shareholders of record as of May 31, 2000.

         Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates four full service offices in Natchez and one in Vicksburg, Mississippi. As of March 31, 2000, the Company reported assets of $219.2 million and equity of $20.6 million. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at March 31, 2000, amounted to 1,759,064.